Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-284400) of our report dated January 30, 2026 relating to the consolidated financial statements of Creative Global Technology Holdings Limited appearing in the entity’s Annual Report on Form 20-F for the year ended September 30, 2025.

/s/ Edward Associate CPA PLLC

Syosset, New York

January 30, 2026